Exhibit 99.1

FINISH LINE APPOINTS STEVEN J. SCHNEIDER AS
INTERIM CHIEF FINANCIAL OFFICER

INDIANAPOLIS – November 3, 2008 – The Finish Line, Inc. (the “Company”) (NASDAQ:FINL) today announced that Steven J. Schneider, Chief Operating Officer, has been appointed to the additional role of Interim Chief Financial Officer, effective November 26, 2008.  He succeeds Kevin Wampler, who is leaving to pursue a similar position at another company.  Mr. Wampler will remain with the Company through November 25 to help ensure a smooth transition.  The Company has initiated a search to identify qualified candidates to fill the CFO position on a permanent basis.

Alan H. Cohen, Chief Executive Officer of the Company, said, “On behalf of The Finish Line’s Board and management, I would like to thank Kevin for his contributions to our company.  His guidance has supported the successful development of our operations and the deep team that we have in place in our finance and accounting organization.  While we will miss him, we know that Kevin looks forward to taking on new opportunities, and we wish him all the best in his new position.”

“As our fiscal second quarter results demonstrate, our business is performing well despite the challenging retail environment.  We appreciate that Steve will again serve as CFO in this interim role as we move forward to maintain the momentum and further capitalize on our strengths,” continued Mr. Cohen.  “Supported by a strong team, including Beau Swenson, our Vice President and Corporate Controller, I know that Steve’s financial expertise and knowledge of the Company will help ensure a seamless transition until a permanent successor is appointed.”

Management Biographies
Steven J. Schneider has served as Chief Operating Officer of the Company since October 2003.  As previously announced, Mr. Schneider will also be appointed President of the Company, effective December 1, 2008.  Mr. Schneider joined The Finish Line in April 1989 as Vice President, Finance and Chief Financial Officer of the Company.  From August 1984 to March 1989, Mr. Schneider was employed as Assistant Controller for Paul Harris Stores, Inc., a women’s apparel retailer.  Mr. Schneider, a member of the American Institute of Certified Public Accountants, was employed by a national accounting firm for two years and has been engaged in various financial positions in the retail industry for almost 30 years.

Beau J. Swenson has served as Vice President and Corporate Controller of the Company since February 2007.  Mr. Swenson joined The Finish Line in May 2004 as Corporate Controller.  From June 2003 to May 2004 Mr. Swenson was employed as Chief Financial Officer at Paragon Steel Enterprises, LLC.   He was employed as an Audit Manager at Ernst & Young LLP from August 1996 to June 2003.  Mr. Swenson, a member of the American Institute of Certified Public Accountants, has been engaged in various financial positions for over 12 years.

About The Finish Line
The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 697 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online. To learn more about these brands, visit www.finishline.com or www.manalive.com.

Forward-Looking Language
Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, including conditions resulting from the current turmoil in the financial services industry and depressed demand in the housing market, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CONTACTS:
Investor Relations,	Media Requests,
Steven J. Schneider,	Elise Hasbrook,
Chief Operating Officer,	Corporate Communications Manager,
(317) 899-1022 x 6528	317-899-1022, ext 6827